Exhibit (23)(d)(4)

                 AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT
                          Dated:  April 21, 2004


	The Investment Management Agreement by and between First Pacific Mutual Fund, Inc., a Maryland corporation (the "Company"), for the Hawaii Municipal Fund series and the Hawaii Intermediate Fund series and First Pacific Corporation, a Hawaii corporation, is amended as follows:


       FIRST:	The Investment Management Agreement is hereby amended to
change the name of First Pacific Corporation to Lee Financial Group Inc.

	SECOND:	The foregoing amendment to the Investment Management
Agreement has been duly approved by at least a majority of the entire Board of Directors of the Company. The amendment is limited to changes expressly permitted to be made without action of the shareholders.

	THIRD:	The Investment Management Agreement Amendment will become
effective on April 21, 2004.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.



						FIRST PACIFIC MUTUAL FUND, INC.



						By:  __/s/ Terrence K.H. Lee__________
							Terrence K.H. Lee, President


						Attest:  /s/ Jean M. Chun_____________
							Jean M. Chun, Secretary




       					LEE FINANCIAL GROUP INC.



						By:  ___/s/ Terrence K.H. Lee______
					             Terrence K.H. Lee, President



						Attest:  /s/ Jean M. Chun__________
						       Jean M. Chun, Secretary